Exhibit 99.3

LIBERTY MEDIA TO HOLD SPECIAL STOCKHOLDER MEETING

Englewood, Colo, May 16 - Liberty Media Corporation (Nasdaq: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB) will be holding a previously announced special stockholder meeting on Monday, May 23, 2011 at 9:00 a.m. Mountain Time at the Denver Marriot South at Park Meadows, 10345 Park Meadows Drive, Littleton, Colorado, 80124.  At the meeting, Liberty Media may make observations regarding the company’s financial performance and outlook and the status of the proposed split-off of the Liberty Capital and Liberty Starz tracking stocks.

The presentation will be broadcast live via the Internet.  All interested persons should visit the Liberty Media Corporation website at http://www.libertymedia.com/events to register for the webcast.  An archive of the webcast will also be available on this website for 30 days.

About Liberty Media Corporation

Liberty Media owns interests in a broad range of electronic retailing, media, communications and entertainment businesses.  Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group (Nasdaq: LINTA, LINTB), which includes Liberty Media’s interests in QVC, Provide Commerce, Backcountry.com, Celebrate Interactive, Bodybuilding.com  and Expedia, (2) the Liberty Starz group (Nasdaq: LSTZA, LSTZB), which includes Liberty Media’s interest in Starz, LLC, and (3) the Liberty Capital group (Nasdaq: LCAPA, LCAPB), which includes all businesses, assets and liabilities not attributed to the Interactive group or the Starz group including its subsidiaries the Atlanta National League Baseball Club, Inc., and TruePosition, Inc., Liberty Media’s interest in SIRIUS XM Radio, Inc., and minority equity investments in Live Nation, Time Warner Inc. and Viacom.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of the split-off entity or any of Liberty’s tracking stocks.  The offer and sale of shares in the proposed split-off will only be made pursuant to Liberty Splitco, Inc.’s effective registration statement. Liberty stockholders and other investors are urged to read the Form S-4 registration statement on file with the SEC, including Liberty’s proxy statement/prospectus contained therein, because they contain important information about the split-off.  Copies of Liberty’s and Liberty’s Splitco, Inc.’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein are also available, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the split-off. Information regarding the directors and executive officers of each of Liberty and the split-off entity and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, are available in the definitive proxy materials on file with the SEC.

Contact:

Courtnee Ulrich

720-875-5420